                                                                   EXHIBIT 8(xi)

                             PARTICIPATION AGREEMENT


                                      AMONG


                   AMERICAN GENERAL ANNUITY INSURANCE COMPANY


                 NORTH AMERICAN FUNDS VARIABLE PRODUCT SERIES II


                                       AND


                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


                                   DATED AS OF


                                NOVEMBER 1, 2000

                                TABLE OF CONTENTS


                                                                                                           Page
                                                                                                           ----
         ARTICLE I.        Fund Shares....................................................................  2

         ARTICLE II.       Representations and Warranties.................................................  4

         ARTICLE III.      Prospectuses, Reports to Shareholders
                                    and Proxy Statements; Voting..........................................  6

         ARTICLE IV.       Sales Material and Information................................................. 10

         ARTICLE V.        [Reserved]..................................................................... 11

         ARTICLE VI.       Diversification................................................................ 11

         ARTICLE VII.      Potential Conflicts............................................................ 11

         ARTICLE VIII.     Applicable Law................................................................. 13

         ARTICLE IX.       Termination.................................................................... 13

         ARTICLE X.        Notices........................................................................ 16

         ARTICLE XI.       Miscellaneous.................................................................. 17

         SCHEDULE A        Portfolios of North American Funds Variable Product Series II
                           Available for Purchase by American General Annuity Insurance Company
                           Under This Agreement........................................................... 20

         SCHEDULE B        Separate Accounts and Contracts................................................ 21

         SCHEDULE C        Proxy Voting Procedures........................................................ 22

         THIS AGREEMENT, made and entered into as of the 1st day of November, 2000 by and among AMERICAN GENERAL ANNUITY INSURANCE COMPANY (hereinafter the "Company"), a Texas insurance company, on its own behalf and on behalf of each separate account of the Company set forth on Schedule B hereto as may be amended from time to time (each such account hereinafter referred to as the "Account"), NORTH AMERICAN FUNDS VARIABLE PRODUCT SERIES II (hereinafter the "Fund"), a Delaware business trust, and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (the "Adviser"), a Texas corporation.

         WHEREAS, the Fund engages in business as an open-end management investment company and is available to act as (i) the investment vehicle for separate accounts established by insurance companies for individual and group life insurance policies and annuity contracts with variable accumulation and/or pay-out provisions (hereinafter referred to individually and/or collectively as "Variable Insurance Products") and (ii) the investment vehicle for certain qualified pension and retirement plans (hereinafter "Qualified Plans"); and

         WHEREAS, insurance companies desiring to utilize the Fund as an investment vehicle under their Variable Insurance Products are required to enter into a participation agreement with the Fund and the Adviser (the "Participating Insurance Companies"); and

         WHEREAS, shares of the Fund are divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available for Variable Insurance Products of Participating Insurance Companies; and

         WHEREAS, the Fund intends to offer shares of the series set forth on Schedule A (each such series hereinafter referred to as a "Portfolio"), as may be amended from time to time by mutual agreement of the parties hereto, under this Agreement to the Accounts of the Company; and

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (hereinafter the "1940 Act") and its shares are registered under the Securities Act of 1933, as amended (hereinafter the "1933 Act"); and

         WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

         WHEREAS, the Adviser manages certain Portfolios of the Fund; and

         WHEREAS, the Company has registered or will register certain Variable Insurance Products under the 1933 Act; and

         WHEREAS, the Variable Insurance Products issued by the Accounts are variable annuity contracts or are variable life insurance policies relying on certain exemptions from the 1933 Act pursuant to Rule 6e-3(T), and not Rule 6e-2, thereunder; and

         WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution or under authority of the Board of Directors of the Company, on the date shown for such Account on Schedule B hereto, to set aside and invest assets attributable to the aforesaid Variable Insurance Product; and

         WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

         WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios on behalf of each Account to fund certain of the aforesaid Variable Insurance Products.

         NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund, and the Adviser agree as follows:

                             ARTICLE I. FUND SHARES

         1.1. The Fund agrees to make available for purchase by the Company shares of the Portfolios set forth on Schedule A and shall execute orders placed for each Account on a daily basis at the net asset value next computed after receipt by the Fund or its designee of such order. For purposes of this Section 1.1, the Company shall be the designee of the Fund for receipt of such orders from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such order as soon as reasonably practical (normally by 10:00 a.m. Eastern time) on the next following Business Day. Notwithstanding the foregoing, the Company shall use its best efforts to provide the Fund with notice of such orders by 10:15 a.m. Eastern time on the next following Business Day. "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates the net asset value pursuant to the rules of the SEC, as set forth in the Fund's Prospectus and Statement of Additional Information. Notwithstanding the foregoing, the Board of Directors of the Fund (hereinafter the "Board") may refuse to permit the Fund to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of such Portfolio.

         1.2. The Fund agrees that shares of the Fund will be sold only to Participating Insurance Companies and their Variable Insurance Products and to certain Qualified Plans. No shares of any Portfolio will be sold to the general public.

         1.3. The Fund will not make its shares available for purchase by any insurance company or separate account unless an agreement containing provisions substantially the same as Sections 2.4, 2.9, 3.4 and Article VII of this Agreement is in effect to govern such sales.

         1.4. The Fund agrees to redeem for cash, on the Company's request, any full or fractional shares of the Fund held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption. For purposes of this Section 1.4, the Company shall be the designee of the Fund for receipt of requests for redemption from each Account and receipt by such designee shall constitute receipt by the Fund; provided that the Fund receives notice of such request for redemption on the next following Business Day in accordance with the timing rules described in Section 1.1.

         1.5. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Accounts of the Company, under which amounts may be invested in the Fund, are listed on Schedule B attached hereto and incorporated herein by reference, as such Schedule B may be amended from time to time by mutual written agreement of all of the parties hereto. The Company will give the Fund and the Adviser sixty (60) days written notice of its intention to make available in the future, as a funding vehicle under the Contracts, any other investment company.

         1.6. The Company will place separate orders to purchase or redeem shares of each Portfolio. Each order shall describe the net amount of shares and dollar amount of each Portfolio to be purchased or redeemed. In the event of net purchases, the Company shall pay for Portfolio shares on the next Business Day after an order to purchase Portfolio shares is made in accordance with the provisions of Section 1.1 hereof. Payment shall be in federal funds transmitted by wire. In the event of net redemptions, the Portfolio shall pay the redemption proceeds in federal funds transmitted by wire on the next Business Day after an order to redeem a Portfolio's shares is made in accordance with the provision of Section 1.4 hereof. Notwithstanding the foregoing, if the payment of redemption proceeds on the next Business Day would require the Portfolio to dispose of securities or otherwise incur substantial additional costs, and if the Portfolio has determined to settle redemption transactions for all shareholders on a delayed basis, proceeds shall be wired to the Company within seven (7) days and the Portfolio shall notify in writing the person designated by the Company as the recipient for such notice of such delay by 3:00 p.m. Eastern time on the same Business Day that the Company transmits the redemption order to the Portfolio.

         1.7. Issuance and transfer of the Fund's shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded in an appropriate title for each Account or the appropriate subaccount of each Account.

         1.8. The Fund shall make the dividends or capital gain distributions payable on the Fund's shares available to the Company as soon as reasonably practical after the dividends or capital gains are calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to furnish same day notice by 7:00 p.m. Eastern time (by wire or telephone, followed by written confirmation) to the Company of any dividends or capital gain distributions payable on the Fund's shares. The Company hereby elects to receive all such dividends and capital gain distributions as are payable on the Portfolio shares in additional shares of that Portfolio. The Fund shall notify the Company of the number of shares so issued as payment of such dividends and distributions.

         1.9. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated (normally by 6:30 p.m. Eastern time) and shall use its best efforts to make such net asset value per share available by 7:00 p.m. Eastern time. In the event that the Fund is unable to meet the 7:00 p.m. time stated immediately above, then the Fund shall provide the Company with additional time to notify the Fund of purchase or redemption orders pursuant to Sections 1.1 and 1.4, respectively, above. Such additional time shall be equal to the additional time that the Fund takes to make the net asset values available to the Company; provided, however, that notification must be made by 10:15 a.m. Eastern time on the Business Day such order is to be executed regardless of when the net asset value is made available.

         1.10. If the Fund provides materially incorrect share net asset value information through no fault of the Company, the Company shall be entitled to an adjustment with respect to the Fund shares purchased or redeemed to reflect the correct net asset value per share. The determination of the materiality of any net asset value pricing error shall be based on the Fund's policy on determining materiality. The correction of any such errors shall be made at the Company level and shall be made pursuant to the Fund's policy on determining materiality. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly upon discovery to the Company.

                   ARTICLE II. REPRESENTATIONS AND WARRANTIES

         2.1. The Company represents and warrants that the interests of the Accounts (the "Contracts") are or will be registered and will maintain the registration under the 1933 Act and the regulations thereunder to the extent required by the 1933 Act; that the Contracts will be issued in compliance in all material respects with all applicable federal and state laws and regulations. The Company further represents and warrants that it is an insurance company duly organized and in good standing under applicable law and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under the Texas Insurance Law and the regulations thereunder and has registered or, prior to any issuance or sale of the

                  Contracts, will register and will maintain the registration of each Account as a unit investment trust in accordance with and to the extent required by the provisions of the 1940 Act and the regulations thereunder to serve as a segregated investment account for the Contracts. The Company shall amend its registration statement for its contracts under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Contracts.

         2.2. The Fund represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and the regulations thereunder to the extent required by the 1933 Act, duly authorized for issuance in accordance with the laws of the State of Delaware and sold in compliance with all applicable federal and state securities laws and regulations and that the Fund is and shall remain registered under the 1940 Act and the regulations thereunder to the extent required by the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

         2.3 The Fund and the Adviser represent that the Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Fund and the Adviser (with respect to those Portfolios for which such Adviser acts as investment adviser) will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that the Fund [or the appropriate Adviser] will notify the Company immediately upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that a Portfolio might not so qualify in the future.

         2.4. The Company represents that each Account is and will continue to be a "segregated account" under applicable provisions of the Code and that each Contract is and will be treated as a "variable contract" under applicable provisions of the Code and that it will make every effort to maintain such treatments and that it will notify the Fund immediately upon having a reasonable basis for believing that the Account or Contract has ceased to be so treated or that they might not be so treated in the future.

         2.5. The Fund represents that to the extent that it decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund undertakes to have a board of directors, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

         2.6. The Fund makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and investment policies) complies with the insurance laws or regulations of the various states.

         2.7. The Fund and the Adviser represent that the Fund is lawfully organized and validly existing under the laws of the State of Delaware and that the Fund does and will comply in all material respects with the 1940 Act.

         2.8. The Adviser represents and warrants that it is and shall remain duly registered in all material respects under all applicable federal and state securities laws and that it will perform its obligations for the Fund in compliance in all material respects with the laws and regulations of its state of domicile and any applicable state and federal securities laws and regulations.

         2.9. The Company represents and warrants that all of its trustees, officers, employees, investment adviser, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage, in an amount equal to the greater of $5 million or any amount required by applicable federal or state law or regulation. The aforesaid includes coverage for larceny and embezzlement is issued by a reputable bonding company. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund in the event that such coverage no longer applies.

 ARTICLE III. PROSPECTUSES, REPORTS TO SHAREHOLDERS AND PROXY STATEMENTS; VOTING

         3.1 (a) The Fund or its designee, at its option shall provide the Company with as many printed copies of the Fund's current prospectus, including the profile prospectus, (the "Fund Prospectus") as the Company may reasonably request or in lieu of providing printed copies of the Fund Prospectus, the Fund shall provide camera-ready film or computer diskettes containing the Fund Prospectus and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the Fund Prospectus is materially amended during the year) to have the prospectus for the Contracts (the "Contract Prospectus") and the Fund Prospectus printed together in one document or separately. The Company may elect to print the Fund Prospectus in combination with other fund companies' prospectuses. For purposes hereof, any combined prospectus including the Fund Prospectus along with the Contract Prospectus or prospectus of other fund companies shall be referred to as a "Combined Prospectus." For purposes hereof, the term "Fund Portion of the Combined Prospectus" shall refer to the percentage of the number of Fund Prospectus pages in the Combined Prospectus in relation to the total number of pages of the Combined Prospectus.

         3.1 (b) The Fund, at its option, shall provide the Company with as many printed copies of the Fund's current statement of additional information (the "Fund SAI") as the Company may reasonably request or in lieu of providing printed copies of the Fund SAI, the Fund shall provide camera-ready film or computer diskettes containing the Fund SAI, and such other assistance as is reasonably necessary in order for the

                  Company once each year (or more frequently if the Fund SAI is materially amended during the year) to have the statement of additional information for the Contracts (the "Contract SAI") and the Fund SAI printed together or separately. The Company may also elect to print the Fund SAI in combination with other fund companies' statements of additional information. For purposes hereof, any combined statement of additional information including the Fund SAI along with the Contract SAI or statement of additional information of other fund companies shall be referred to as a "Combined SAI." For purposes hereof, the term "Fund Portion of the Combined SAI" shall refer to the percentage of the number of Fund SAI pages in the Combined SAI in relation to the total number of pages of the Combined SAI.

         3.1 (c) The Fund, at its option, shall provide the Company with as many printed copies of the Fund's annual report and semi-annual report (collectively, the "Fund Reports") as the Company may reasonably request or in lieu of providing printed copies of the Fund Reports, the Fund shall provide camera-ready film or computer diskettes containing the Fund's Reports, and such other assistance as is reasonably necessary in order for the Company once each year to have the annual report and semi-annual report for the Contracts (collectively, the "Contract Reports") and the Fund Reports printed together or separately. The Company may also elect to print the Fund Reports in combination with other fund companies' annual reports and semi-annual reports. For purposes hereof, any combined annual reports and semi-annual reports including the Fund Reports along with the Contract Reports or annual reports and semi-annual reports of other fund companies shall be referred to as "Combined Reports." For purposes hereof, the term "Fund Portion of the Combined Reports" shall refer to the percentage of the number of Fund Reports pages in the Combined Reports in relation to the total number or pages of the Combined Reports.

         3.2      Expenses

         3.2 (a) Expenses Borne by Company. Except as otherwise provided in this Section 3.2., all expenses of preparing, setting in type and printing and distributing (i) Contract Prospectuses, Fund Prospectuses, and Combined Prospectuses; (ii) Fund SAIs, Contract SAIs, and Combined SAIs; (iii) Fund Reports, Contract Reports, and Combined Reports, and (iv) Contract proxy material that the Company may require in sufficient quantity to be sent to Contract owners, annuitants, or participants under Contracts (collectively, the "Participants"), shall be the expense of the Company.

         3.2      (b) Expenses Borne by Fund

Fund Prospectuses

         With respect to existing Participants, the Fund shall pay the cost of setting in type, printing and distributing Fund Prospectuses made available by the Company to such existing Participants in order to update disclosure as required by the 1933 Act and/or the 1940 Act. With respect to existing

Participants, in the event the Company elects to prepare a Combined Prospectus, the Fund shall pay the cost of setting in type, printing and distributing the Fund Portion of the Combined Prospectus made available by the Company to its existing Participants in order to update disclosure as required by the 1933 Act and/or the 1940 Act. In such event, the Fund shall bear the cost of typesetting to provide the Fund Prospectus to the Company in the format in which the Fund is accustomed to formatting prospectus. Notwithstanding the foregoing, in no event shall the Fund pay for any such costs that exceed by more than five (5) percent what the Fund would have paid to print such documents. The Fund shall not pay any costs of typesetting, printing and distributing the Fund Prospectus (or Combined Prospectus, if applicable) to prospective Participants.

Fund SAIs, Fund Reports and Proxy Material

         With respect to existing Participants, the Fund shall pay the cost of setting in type and printing Fund SAIs, Fund Reports and Fund proxy material made available by the Company to its existing Participants. With respect to existing Participants, in the event the Company elects to prepare a Combined SAI or Combined Reports, the Fund shall pay the cost of setting in type and printing the Fund Portion of the Combined SAI or Combined Reports, respectively, made available by the Company to its existing Participants. In such event, the Fund shall bear the cost of typesetting to provide the Fund SAI or Fund Reports to the Company in the format in which the Fund is accustomed to formatting statements of additional information and annual and semi-annual reports. Notwithstanding the foregoing, in no event shall the Fund pay for any such costs that exceed by more than five (5) percent what the Fund would have paid to print such documents. The Fund shall pay one half the cost of distributing Fund SAIs, Fund Reports and Fund proxy statements and proxy-related material to such existing Participants. The Fund shall pay the cost of distributing the Fund Portion of the Combined SAIs and the Fund Portion of the Combined Reports to existing Participants. The Fund shall not pay any costs of distributing Fund SAIs, Combined SAIs, Fund Reports, Combined Reports or proxy statements or proxy-related material to prospective Participants.

         The Company agrees to provide the Fund or its designee with such information as may be reasonably requested by the Fund to assure that the Fund's expenses do not include the cost of typesetting, printing or distributing any of the foregoing documents other than those actually distributed to existing Participants.

         The Fund shall pay no fee or other compensation to the Company under this Agreement, except that if the Fund or any Portfolio adopts and implements a plan pursuant to Rule 12b-1 to finance distribution expenses, then the Fund or the Fund's underwriter may make payments to the Company or the Company's underwriter or distributor.

         All expenses, including expenses to be borne by the Fund pursuant to
Section 3.2 hereof, incident to performance by the Fund under this Agreement shall be paid by the Fund. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed available by the Fund, in accordance with applicable state laws prior to their sale.

         3.2 (c) Certain Administrative Expenses of the Company. The Adviser will reimburse the Company on a calendar quarterly basis, for certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership of shares of the Portfolios of the Fund by owners of those Contracts which are subject to such reimbursement as indicated on Schedule B hereto. Such reimbursement shall be in an amount equal to twenty-five (25) basis points per annum of the net assets of the Funds attributable to such Contracts. The determination of applicable assets shall be made by averaging assets in applicable Portfolios of the Fund as of the last Business Day of each calendar month falling within the applicable calendar quarter. In no event shall such fee be paid by the Fund, its shareholders or by any Contract owner.

         3.3. The Fund SAI shall be obtainable from the Fund, the Company or such other person as the Fund may designate.

         3.4. If and to the extent required by law the Company shall distribute all proxy material furnished by the Fund to Participants to whom voting privileges are required to be extended and shall:

         (i)      solicit voting instructions from Participants;

         (ii) vote the Fund shares in accordance with instructions received from Participants; and

         (iii) vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Portfolio for which instructions have been received,

                  so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Fund and the Company shall follow the procedures, and shall have the corresponding responsibilities, for the handling of proxy and voting instruction solicitations, as set forth in Schedule C attached hereto and incorporated herein by reference. Participating Insurance Companies shall be responsible for ensuring that each of their separate accounts participating in the Fund calculates voting privileges in a manner consistent with the standards set forth on Schedule C, which standards will also be provided to the other Participating Insurance Companies.

         3.5. The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings (except insofar as the Securities and Exchange Commission may interpret Section 16 not to require such meetings) or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the Securities and Exchange Commission's interpretation of the requirements of Section 16(a) with respect to periodic elections of directors and with whatever rules the Commission may promulgate with respect thereto.

                   ARTICLE IV. SALES MATERIAL AND INFORMATION

         4.1. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material prepared by the Company or any person contracting with the Company in which the Fund or the Adviser is named, at least ten Business Days prior to its use. No such material shall be used if the Fund, the Adviser, or their designee reasonably objects to such use within ten Business Days after receipt of such material.

         4.2. Neither the Company nor any person contracting with the Company shall give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or the Fund Prospectus, as such registration statement or Fund Prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee, except with the permission of the Fund.

         4.3. The Fund or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material prepared by the Fund in which the Company or its Account(s) are named at least ten Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use within ten Business Days after receipt of such material.

         4.4. Neither the Fund nor the Adviser shall give any information or make any representations on behalf of the Company or concerning the Company, each Account, or the Contracts, other than the information or representations contained in a registration statement or prospectus for the Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in published reports or solicitations for voting instructions for each Account which are in the public domain or approved by the Company for distribution to Participants, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

         4.5. The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.

         4.6. The Company will provide to the Fund at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the investment in an Account or Contract contemporaneously with the filing of such document with the SEC or other regulatory authorities.

         4.7. For purposes of this Article IV, the phrase "sales literature or other promotional material" includes, but is not limited to, any of the following: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, statements of additional information, shareholder reports, and proxy materials.

                              ARTICLE V. [RESERVED]

                           ARTICLE VI. DIVERSIFICATION

         6.1. The Adviser represents, as to the Portfolios for which it acts as investment adviser, that it will use its best efforts at all times to comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations. In the event a Portfolio ceases to so qualify, the Adviser will take all reasonable steps (a) to notify the Company of such breach and (b) to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Regulation 817-5.

                        ARTICLE VII. POTENTIAL CONFLICTS

         7.1. The Board will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts investing in the Fund. An irreconcilable material conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract owners and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Contract owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

         7.2. The Company will report any potential or existing material irreconcilable conflicts of which it is aware to the Board.

         7.3. If it is determined by a majority of the Board, or a majority of its disinterested directors, that a material irreconcilable conflict exists, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the Separate Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance policy owners, or variable Contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. No charge or penalty will be imposed as a result of such withdrawal. The Company agrees that it bears the responsibility to take remedial action in the event of a Board determination of an irreconcilable material conflict and the cost of such remedial action, and these responsibilities will be carried out with a view only to the interests of Contract owners.

         7.4. If a material irreconcilable conflict arises because of a decision by the Company to disregard contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund's election, to withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account (at the Company's expense); provided, however that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board. No charge or penalty will be imposed as a result of such withdrawal. The Company agrees that it bears the responsibility to take remedial action in the event of a Board determination of an irreconcilable material conflict and the cost of such remedial action, and these responsibilities will be carried out with a view only to the interests of Contract owners.

         7.5. For purposes of Sections 7.3 and 7.4 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to establish a new funding medium for the Contracts. The Company shall not be required by Section 7.3 or
                  7.4 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners materially adversely affected by the irreconcilable material conflict.

         7.6. The Company and the Adviser shall at least annually submit to the Board of the Fund such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon them by the provisions hereof, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Board. All reports received by the Board of potential or existing conflicts, and all Board action with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

                          ARTICLE VIII. APPLICABLE LAW

         8.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Texas.

         8.2. This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

                             ARTICLE IX. TERMINATION

         9.1. This Agreement shall continue in full force and effect until the first to occur of:

                  (a) termination by any party for any reason upon six-months advance written notice delivered to the other parties; or

                  (b) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio based upon the Company's determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts. Reasonable advance notice of election to terminate shall be furnished by the Company, said termination to be effective ten
                           (10) days after
                           receipt of notice unless the Fund makes available a sufficient number of shares to reasonably meet the requirements of the Account within said ten (10) day period; or

                  (c) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event any of the Portfolio's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment medium of the Contracts issued or to be issued by the Company. The terminating party shall give prompt notice to the other parties of its decision to terminate; or

                  (d) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M of the Code or under any successor or similar provision, or if the Company or A.G. Distributors reasonably believes that the Fund may fail to so qualify; or

                  (e) termination by the Company by written notice to the Fund and the Adviser with respect to any Portfolio in the event that such Portfolio fails to meet the diversification requirements specified in Article VI hereof; or

                  (f) termination by either the Fund or the Adviser by written notice to the Company if the Adviser or the Fund shall determine, in its sole judgment exercised in good faith, that the Company, and/or their affiliated companies has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity, provided that the Fund or the Adviser will give the Company sixty (60) days' advance written notice of such determination of its intent to terminate this Agreement, and provided further that after consideration of the actions taken by the Company and any other changes in circumstances since the giving of such notice, the determination of the Fund or the Adviser shall continue to apply on the 60th day since giving of such notice, then such 60th day shall be the effective date of termination; or

                  (g) termination by the Company by written notice to the Fund and the Adviser, if the Company shall determine, in its sole judgment exercised in good faith, that either the Fund or the Adviser (with respect to the appropriate Portfolio) has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; provided that the Company will give the Fund or the Adviser sixty (60) days' advance written notice of such determination of its intent to terminate this Agreement, and provided further that after consideration of the actions taken by the Company and any other changes in circumstances since the giving of such notice, the determination of the Company shall continue to apply on the 60th day since giving of such notice, then such 60th day shall be the effective date of termination; or

                  (h) termination by the Fund or the Adviser by written notice to the Company, if the Company gives the Fund and the Adviser the written notice specified in
                           Section 2.4 hereof and at the time such notice was given there was no notice of termination outstanding under any other provision of this Agreement; provided, however any termination under this Section 10.1(h) shall be effective sixty (60) days after the notice specified in Section 2.4 was given; or

                  (i) termination by any party upon the other party's breach of any representation in Section 2 or any material provision of this Agreement, which breach has not been cured to the satisfaction of the terminating party within ten (10) days after written notice of such breach is delivered to the Fund or the Company, as the case may be; or

                  (j) termination by the Fund or the Adviser by written notice to the Company in the event an Account or Contract is not registered or sold in accordance with applicable federal or state law or regulation, or the Company fails to provide pass-through voting privileges as specified in Section 3.4.

         9.2. Notwithstanding any termination of this Agreement, the Fund shall at the option of the Company, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts") unless such further sale of Fund shares is proscribed by law, regulation or applicable regulatory body, or unless the Fund determines that liquidation of the Fund following termination of this Agreement is in the best interests of the Fund and its shareholders. Specifically, without limitation, the owners of the Existing Contracts shall be permitted to direct reallocation of investments in the Fund, redemption of investments in the Fund and/or investment in the Fund upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 10.2 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

         9.3. The Company shall not redeem Fund shares attributable to the Contracts (as distinct from Fund shares attributable to the Company's assets held in the Account) except (i) as necessary to implement Contract Owner initiated or approved transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a "Legally Required Redemption") or (iii) as permitted by an order of the SEC pursuant to Section 26(b) of the 1940 Act. Upon request, the Company will promptly furnish to the Fund the opinion of counsel for the Company (which counsel shall be reasonably satisfactory to the Fund and the Adviser) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract Owners from allocating payments to a Portfolio that was otherwise available under the Contracts without first giving the Fund or the Adviser 90 days prior written notice of its intention to do so.

                               ARTICLE X. NOTICES

         Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.


         IF TO THE FUND:

                  North American Funds Variable Product Series II
                  2929 Allen Parkway
                  Houston, TX 77019

                  Attention: General Counsel

         IF TO ADVISER:

                  The Variable Annuity Life Insurance Company
                  2929 Allen Parkway
                  Houston, TX 77019

                  Attention: General Counsel

         IF TO THE COMPANY:

                  American General Annuity Insurance Company
                  2929 Allen Parkway
                  Houston, Texas 77019

                  Attention: General Counsel

                            ARTICLE XI. MISCELLANEOUS

         11.1. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund as neither the Board, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Fund.

         11.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

         11.3. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         11.4. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

         11.5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         11.6. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

         11.7. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations at law or in equity, which the parties hereto are entitled to under state and federal laws.

         11.8. This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that the Adviser may assign this Agreement or any rights or obligations hereunder to any affiliate of or company under common control with the Adviser, if such assignee is duly licensed and registered to perform the obligations of the Adviser under this Agreement.

         11.9 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee copies of the following reports:

                  (a) The Company's annual statement (prepared under statutory accounting principles) and annual report (prepared under generally accepted accounting principles ("GAAP"), if any), as soon as practical and in any event within 90 days after the end of each fiscal year;

                  (b) The Company's June 30th quarterly statements (statutory) (and GAAP, if any), as soon as practical and in any event within 45 days after the end of each semi-annual period:

                  (c) Any financial statement, proxy statement, notice or report of the Company sent to stockholders and/or policyholders, as soon as practical after the delivery thereof to stockholders;

                  (d) Any registration statement (without exhibits) and financial reports of the Company filed with the SEC or any state insurance regulator, as soon as practical after the filing thereof;

                  (e) any other public report submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company, as soon as practical after the receipt thereof.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative hereto as of the date specified above.

         AMERICAN GENERAL ANNUITY INSURANCE COMPANY on behalf of itself and each of its Accounts named in Schedule B hereto, as amended from time to time.


                  By:
                     ---------------------------------
                     Name:
                     Title:

         THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


                  By:
                     ---------------------------------
                     Name:
                     Title:

         NORTH AMERICAN FUNDS VARIABLE PRODUCT SERIES II


                  By:
                     ---------------------------------
                     Name:
                     Title:

                                   SCHEDULE A

          PORTFOLIOS OF NORTH AMERICAN FUNDS VARIABLE PRODUCT SERIES II
                                  AVAILABLE FOR
                      PURCHASE BY AMERICAN GENERAL ANNUITY
                     INSURANCE COMPANY UNDER THIS AGREEMENT


FUND NAME                                                     SEPARATE ACCOUNT
---------                                                     ----------------
North American-International Growth Fund                      A.G. Separate Account A
North American-Goldman Sachs Large Cap Growth Fund
North American-Invesco Mid Cap Growth Fund
North American-J.P. Morgan Small Cap Growth Fund
North American-State Street Large Cap Value Fund
North American-Neuberger Berman Mid Cap Value Fund
North American-Small Cap Value Fund
North American-AG Socially Responsible Fund
North American-AG High Yield Bond Fund
North American-AG Strategic Bond Fund
North American-AG Core Bond Fund
North American-AG Money Market Fund
North American-AG Aggressive Growth Lifestyle Fund
North American-AG Moderate Growth Lifestyle Fund
North American-AG Conservative Growth Lifestyle Fund

                                   SCHEDULE B

                         SEPARATE ACCOUNTS AND CONTRACTS


NAME OF SEPARATE ACCOUNT AND                                   REGISTRATION  NUMBERS AND NAMES OF CONTRACTS FUNDED
DATE ESTABLISHED BY BOARD OF DIRECTORS                         BY SEPARATE ACCOUNT
--------------------------------------                         ---------------------------------------------------
                                                               Registration Nos.:         Name of Contract:
                                                               -----------------          ----------------
A.G. Separate Account A                                        333-70801                  The One Multi-Manager
Established: November 9, 1994                                       811-8862              Annuity variable annuity

                                                               033-86464                  ElitePlus Bonus
                                                                    811-8862              variable annuity

                                                               333-67605                  ElitePlus Value
                                                               811-8862                   variable annuity

                                   SCHEDULE C

                             PROXY VOTING PROCEDURES


The following is a list of procedures and corresponding responsibilities for the handling of proxies and voting instructions relating to the Fund. The defined terms herein shall have the meanings assigned in the Participation Agreement except that the term "Company" shall also include the department or third party assigned by the Company to perform the steps delineated below.

1. The proxy proposals are given to the Company by the Fund as early as possible before the date set by the Fund for the shareholder meeting to enable the Company to consider and prepare for the solicitation of voting instructions from owners of the Contracts and to facilitate the establishment of tabulation procedures. At this time the Fund will inform the Company of the Record, Mailing and Meeting dates. This will be done verbally approximately two months before meeting.

2. Promptly after the Record Date, the Company will perform a "tape run", or other activity, which will generate the names, addresses and number of units which are attributed to each contract owner/policyholder (the "Customer") as of the Record Date. Allowance should be made for account adjustments made after this date that could affect the status of the Customers' accounts as of the Record Date.

         Note: The number of proxy statements is determined by the activities described in this Step #2. The Company will use its best efforts to call in the number of Customers to the Fund, as soon as possible, but no later than two weeks after the Record Date.

3. Assuming that the Fund has called an annual meeting, then in that event the Fund's Annual Report must be sent to each Customer by the Company either before or together with the Customers' receipt of a proxy statement or other voting instructions and solicitation material. The Fund will provide at least one copy of the last Annual Report to the Company pursuant to the terms of Section 3.3 of the Agreement to which this Schedule relates.

4. The text and format for the Voting Instruction Cards ("Cards" or "Card") is provided to the Company by the Fund. The Company, at its expense, shall produce and personalize the Voting Instruction Cards. The Fund or its affiliate must approve the Card before it is printed. Allow approximately 2-4 business days for printing information on the Cards. Information commonly found on the Cards includes:

         a.       name (legal name as found on account registration)

         b.       address

         c.       fund or account number

         d.       coding to state number of units

         e. individual Card number for use in tracking and verification of votes (already on Cards as printed by the Fund).

(This and related steps may occur later in the chronological process due to possible uncertainties relating to the proposals.)

5. During this time, the Fund will develop, produce and pay for the Notice of Proxy and the Proxy Statement (one document). Printed and folded notices and statements will be sent to Company for insertion into envelopes (envelopes and return envelopes are provided and paid for by the Company). Contents of envelope sent to Customers by the Company will include:

         a.       Voting Instruction Card(s)

         b.       One proxy notice and statement (one document)

         c. return envelope (postage pre-paid by Company) addressed to the Company or its tabulation agent

         d. "urge buckslip" - optional, but recommended. (This is a small, single sheet of paper that requests Customers to vote as quickly as possible and that their vote is important. One copy will be supplied by the Fund.)

         e. cover letter - optional, supplied by Company and reviewed and approved in advance by the Fund.

6. The proxy notice and statement as provided by the Fund should be received by the Company approximately 3-5 business days before mail date. Individual in charge at Company reviews and approves the contents of the mailing package to ensure correctness and completeness. Copy of this approval should be sent to the Fund.

7.       Package mailed by the Company.

         * The Fund must allow at least a 15-day solicitation time to the Company as the shareowner. (A 5-week period is recommended.) Solicitation time is calculated as calendar days from (but not including,) the meeting, counting backwards.

8. Collection and tabulation of Cards begins. Tabulation usually takes place in another department or another vendor depending on process used. An often used procedure is to sort Cards on arrival by proposal into vote categories of all yes, no, or mixed replies, and to begin data entry.

         Note: Postmarks are not generally needed. A need for postmark information would be due to an insurance company's internal procedure and has not been required by the Fund in the past.

9. Signatures on Card checked against legal name on account registration which was printed on the Card.

         Note: For example, if the account registration is under "John A. Smith, Trustee," then that is the exact legal name to be printed on the Card and is the signature needed on the Card.

10. If Cards are mutilated, or for any reason are illegible or are not signed properly, they are sent back to Customer with an explanatory letter and a new Card and return envelope. The mutilated or illegible Card is disregarded and considered to be not received for purposes of vote tabulation. Any Cards that have been "kicked out" (e.g. mutilated, illegible) of the procedure are "hand verified," i.e., examined as to why they did not complete the system. Any questions on those Cards are usually remedied individually.

11. There are various control procedures used to ensure proper tabulation of votes and accuracy of that tabulation. The most prevalent is to sort the Cards as they first arrive into categories depending upon their vote; an estimate of how the vote is progressing may then be calculated. If the initial estimates and the actual vote do not coincide, then an internal audit of that vote should occur. This may entail a recount.

12. The actual tabulation of votes is done in units which is then converted to shares. (It is very important that the Fund receives the tabulations stated in terms of a percentage and the number of shares.) The Fund must review and approve tabulation format.

13. Final tabulation in shares is verbally given by the Company to the Fund on the morning of the meeting not later than 10:00 a.m. Eastern time. The Fund may request an earlier deadline if reasonable and if required to calculate the vote in time for the meeting.

14. A Certification of Mailing and Authorization to Vote Shares will be required from the Company as well as an original copy of the final vote. The Fund will provide a standard form for each Certification.

15. The Company will be required to box and archive the Cards received from the Customers. In the event that any vote is challenged or if otherwise necessary for legal, regulatory, or accounting purposes, the Fund will be permitted reasonable access to such Cards.

16. All approvals and "signing-off" may be done orally, but must always be followed up in writing.